EXHIBIT 23.5

                          CONSENT OF FINANCIAL ADVISOR


                  We hereby consent to the reference to our firm in the Proxy Statement/Prospectus in connection with the Agreement and Plan of Reorganization between Aspen Bancshares, Inc. and Zions Bancorporation and our opinion regarding the fairness of the merger consideration to be paid by Zions to shareholders of Aspen and to the inclusion of our opinion as an appendix to the Proxy Statement/Prospectus related to the merger of Aspen with and into Zions.



                                        /s/ The Wallach Company
                                        -----------------------
                                        The Wallach Company

March 24, 1997